Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DNA Precious Metals, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3

The aggregate number of shares that the Corporation will have authority to issue is five hundred ten million (510,000,000) of which five hundred million (500,000,000) shall be common stock with a par value of $0.001 per share and ten million (10,000,000) shares will be preferred shares, with a par value of $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:                   57.5%

4. Effective date of filing: (optional)     March 17, 2014
                                                                                                                             (must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X            /s/Tony Giuliano
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.